Filed Pursuant To Rule 433
Registration No. 333-167132
August 4, 2010
Event Lobby (EVENT: 141226) Page 1 of 2
What’s Next For Gold?
An on-demand webcast presented by State Street
In today’s volatile market, your clients are looking for ways to reduce risk, diversify their portfolios, and position their portfolios for growth.
Historically, gold has been a smart investment during uncertain times. But, as many investors begin to anticipate a recovery, does it still make sense to hold gold? View State Street’s latest webcast to find out how to leverage gold in both bear and bull markets. And hear how gold is expected to perform throughout the remainder of 2009 from World Gold Council, a leading expert in gold investing.
Featured Speakers:
Natalie Dempster
Head of Investment, North America
World Gold Council
Tom Anderson, CFA
Vice President, Head of ETF Strategy & Research,
State Street Global Advisors
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For Investment Professionals Only. Not for use with the public.
The statements and opinions expressed are those of the author and are subject to change at any time, based on market and other conditions. This material is for informational purposes only and does not constitute investment or tax advice and it should not be relied on as such.
The “SPDR” trademark is used under license from The McGraw-Hill Companies, Inc. (“McGraw-Hill”). No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by McGraw-Hill.
The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling
1-866-320-4053.
IBG-0174 Exp. Date: 03/31/2010

First Issued: May 7, 2009. This Free Writing Prospectus is being filed in reliance on Rule 164(b).
SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.